EXHIBIT 10.1
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                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is executed this 2nd day of July, 2003 by and between THE NAUTILUS GROUP, INC., a Washington corporation (the "Company"), and Gregg Hammann, an individual ("Executive). In consideration of the mutual covenants and agreements hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.       EMPLOYMENT, SERVICES AND DUTIES.

         1.1 Employment. The Company hereby employs Executive as the Chief Executive Officer of the Company ("CEO") as of the Commencement Date and Executive hereby accepts such employment upon the terms, covenants and conditions set forth herein. Executive agrees to commence employment with the Company no later than July 15, 2003 and the date that he commences employment shall be the "Commencement Date".

         1.2 Duties. As CEO, Executive shall report to the Board of Directors, or their designee, and shall have such duties and responsibilities as determined by the Board, including generally such duties and powers that are commonly incident to that position. Executive shall also be elected to the Board of Directors within thirty (30) days of the Commencement Date. Executive shall (a) devote his entire professional time, attention, and energies to his positions,
(b) use his best efforts to promote the interests of the Company; (c) perform faithfully, honestly and efficiently his responsibilities and duties to the satisfaction of the Company, and (d) refrain from any endeavor outside of his employment which interferes with his ability to perform his obligations hereunder. Executive additionally agrees to abide by any general employment guidelines or policies adopted by the Company such as those detailed in the Company's handbook or communicated to the Company's employees, as such guidelines or policies may be implemented and/or amended from time to time.

         1.3 Volunteer Activities. Executive may serve in various capacities for various non-profit civic, charitable and educational organizations from time to time. Any such non-profit work that has the potential to interfere to any degree with Executive's services to the Company or where Executive will be taking a visible role in the organization must be disclosed to, and approved by, the Board of Directors prior to Executive performing such services.

         1.4 Outside Activities. Executive agrees that he shall not accept any position with, be employed by, provide any paid services to, or serve on any Board of Directors for a for profit organization or entity other than the Company without the express written prior approval of the Company's Board of Directors.

2.       TERM.

         This Agreement shall have an initial one-year term from the Commencement Date (Initial Term), and such term shall automatically renew for subsequent one-year terms ("Renewal Terms") unless either party has given at least one hundred and twenty (120) days advance

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written notice of the termination of the Agreement prior to the end of the Term or Renewal Term. If the Agreement is terminated, then Executive may continue to be employed without a written contract. Notwithstanding the termination of this Agreement, the parties agree that the Business Protection Agreement, attached as Exhibit A, shall remain in full force and effect.

         Executive agrees that his employment relationship is "at-will" and may be terminated with or without Cause. The at-will character of the employment relationship may be changed only by resolution adopted by the Board of Directors. However, during the Term of this Agreement, the various possible ways in which Executive's employment with the Company may be terminated will determine the payments that may be due to Executive under this Agreement.

3.       SALARY, BENEFITS, AND OPTIONS.

         3.1 Base Salary. As payment for the services rendered by Executive under this Agreement, Executive shall receive an initial salary of Five Hundred Thousand Dollars ($500,000) per year ("Base Salary") beginning on his first day of employment, earned and payable in regular installments in accordance with the customary payroll practices of the Company. Executive's Base Salary shall be subject to such payroll deductions as required by law or as are appropriate under the Company's payroll deduction procedures and policies. Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors and may be increased (but not decreased) and such increased amount shall thereafter be his "Base Salary".

         3.2 Options. Within thirty (30) days after the Commencement Date, Executive shall be granted a non-qualified stock option to purchase 850,000 shares of the Company's Common Stock at a per share exercise price that is $2.00 less than the closing price of the Company's Common Stock on the New York Stock Exchange on the business day immediately preceding such date, and as more particularly set forth on the Nonstatutory Stock Option Agreement attached hereto as Exhibit A. This option shall become exercisable as to twenty percent (20%) of the total shares on the first anniversary of the grant date, provided that Executive has been continuously employed by the Company during the preceding 12-month period, and as to an additional ten percent (10%) of the total shares each six months thereafter, provided that Executive has been continuously employed by the Company during the preceding six-month period. The option shall remain exercisable for a period of ten (10) years from the date of grant, subject to earlier termination in the event of the termination of Executive's employment with the Company. The option shall be issued pursuant to the Company's 1995 Stock Option Plan, as amended, and shall be subject to the terms of that Plan, including without limitation the acceleration of vesting provisions set forth in Section 10 of the Plan.

3.3      Bonus.
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(a)      First Twelve Months of Employment. Executive shall receive a bonus in cash in a single lump sum in the gross amount of Five Hundred Fifty Thousand Dollars ($550,000) on April 1, 2004 ("First Year Bonus Payment Date") for the 2003 fiscal year. Subject to Section 5, to be eligible to receive such bonus, Executive must be employed by the Company on the First Year Bonus Payment Date and as of the First Year Bonus Payment

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         Date must not have been given notice of termination for Cause by the
         Company and must not have given the Company notice of termination without Good Reason.

(b) Thereafter. Executive shall be eligible to receive a performance-based annual cash bonus based upon Executive's and the Company's performance in the fiscal year in a targeted amount of 100% of Executive's Base Salary. The terms and amount of such bonus shall be determined by the Compensation Committee of the Board of Directors in its sole discretion, after consulting Executive, based on performance factors such as the Company's sales and profits versus targets and other performance based goals and objectives (of which not more than 25% shall be based on subjective targets and goals) that are established not later than 90 days after the first day of the fiscal year.

         Subject to Section 5, to be eligible to receive such bonus, Executive must be employed by the Company on the Bonus Payment Date and as of the Bonus Payment Date must not have been given notice of termination for Cause by the Company and must not have given the Company notice of termination without Good Reason. The Bonus Payment Date shall be approved by the Board of Directors and shall be not later than thirty
         (30) days after release of the audit report for the Company's audited annual financial statements.

(c) Any bonus payment shall be subject to such payroll deductions as required by law or as are appropriate under the Company's payroll deduction procedures and policies.

         3.4 Relocation Bonus. Executive agrees to establish permanent residence within 25 miles of the Company's headquarters. After Executive has established such permanent residency, he will receive a lump-sum relocation bonus in the amount of One Million Dollars ($1,000,000) ("Relocation Bonus"). This payment shall be subject to such payroll deductions as required by law or as are appropriate under the Company's payroll deduction procedures and policies. This Relocation Bonus must be repaid in its entirety if at any time prior to the first anniversary of the Commencement Date, Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason. If Executive is terminated for Cause or terminates his employment without Good Reason on or after the first anniversary and before the second anniversary of the Commencement Date, then he must repay Two-Thirds (2/3) of the Relocation Bonus. If Executive is terminated for Cause or terminates his employment without Good Reason on or after the second anniversary and before the third anniversary of the Commencement Date, then he must repay One-Third (1/3) of the Relocation Bonus; provided, if the Company notifies Executive that it shall not renew the Term of his employment under Section 2, no amount of the Relocation Bonus shall be repayable to the Company.

         3.5 Benefits. Executive shall be entitled to participate in or receive benefits under any formal or informal benefit plan or other arrangement made available by the Company generally to all its officers and key management executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, as such may be amended from time to time; provided, Executive shall be entitled to not less than six weeks vacation per year. The Company shall reimburse Executive for the reasonable professional fees incurred by Executive to negotiate and prepare this Agreement and Exhibits thereto, not to exceed $15,000.

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         3.6 Reimbursement of Relocation Expenses. Upon receipt of documentation of actual expenses, the Company shall reimburse Executive for all reasonable expenses associated with his household's relocation, including, the costs of packing, moving and unpacking household goods and no more than two vehicles, temporary storage of property (if required), temporary living expenses (not to exceed $15,000), travel for Executive and his family for househunting (not more than once per month) up to the amount of $15,000, a non-itemized allowance of $2,500 for incidental moving expenses, closing costs on purchase of a new residence (not including the costs of any mortgage issuance points). To be reimbursed, all relocation expenses must be incurred within the first six months of the Commencement Date. The amount of any reimbursement shall be grossed-up, if necessary, to ensure that Executive does not incur any tax consequences as a result of such reimbursement of expenses.

         3.7 Sale of Home. Addendum A to this Executive Employment Agreement details the parties' agreements related to the sale of Executive's primary residence. Such addendum is hereby incorporated herein.

         3.8 Life Insurance. Assuming that Executive is insurable at a reasonable and normal cost, the Company shall purchase and maintain in force during Executive's employment with the Company life insurance covering Executive's death in the face amount of Three Million Dollars ($3,000,000) with the primary beneficiary being Executive's spouse. At the Executive's election, if allowable under the policy at no cost to the Company and with no risk of potential future obligation to the Company, the Company shall assign such life insurance policy to Executive or other assignee designated by Executive upon a termination of Executive's employment.

         3.9 Disability Insurance. Assuming that Executive is insurable at a reasonable and normal cost, the Company shall purchase a disability insurance policy covering Executive in the event that he is unable to work for greater than 90 consecutive days due to disability. Such policy shall provide at a minimum salary continuation to the Executive at an amount equal to sixty (60%) of his Base Salary for a period of ten years. At the Executive's election, if allowable under the policy at no cost to the Company and with no risk of potential future obligation to the Company, the Company shall assign such disability insurance policy to Executive upon a termination of Executive's employment.

4.       TERMINATION.

         Executive's employment may be terminated pursuant to the following:

         4.1 Termination for Cause. The Company may terminate Executive's employment for Cause. Termination of Executive's employment for "Cause" shall mean a termination due to a preponderance of objective evidence of any of the following: (i) Executive's indictment for, or

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conviction (or plea of nolo contendere) of a felony; (ii) a material1 act of dishonesty by Executive related to his employment; (iii) proof of willful violation of a key Company policy by Executive (such policy violation must be of a substantial nature similar in magnitude to acts of harassment or discrimination or use of unlawful drugs or drunkenness on Company property during normal work hours); (iv) insubordination (i.e. willful conduct such as refusal to follow lawful direct orders of the Board of Directors) or gross dereliction of duty by Executive after written warning;2 (v) Executive's competition with the Company, diversion of any corporate opportunity, breach of fiduciary duty, a serious conflict of interest, or self-dealing inuring to the Executive's direct or indirect benefit and the Company's detriment; (vi) willful or grossly negligent conduct by Executive that is demonstrably and significantly injurious to the Company or its affiliates; (vii) a material breach of this Agreement that is not corrected within thirty (30) days of the date of receipt by the Executive of such written notice from the Company; or (viii) a material breach of the Business Protection Agreement by Executive. An act or omission shall not be "willful" if conducted with a reasonable belief that such act or omission is in the best interests of the Company. Executive shall not be terminated for Cause, other than pursuant to clause (i), except upon the affirmative vote of two-thirds of the Board of Directors (excluding Executive). Other than pursuant to clause (i), Executive shall receive reasonable prior notice of any Board meeting where a vote will be taken on the possible termination of Executive for Cause. Such notice shall include a description of the circumstances that may constitute Cause. Executive shall have the opportunity to attend such Board meeting and present relevant information to the Board prior to any vote on the matter. Legal counsel may be present and may participate in the presentation.

         4.2 Termination Without Cause. The Company may terminate the employment of Executive and all of the Company's obligations hereunder (except as expressly provided) at any time and for any reason or for no reason ("without Cause").

         4.3 Termination Due to Disability or Death. Executive's employment shall be terminable immediately upon Executive's death or after an indefinite leave or a leave of more than ninety (90) days due to disability. "Disability" is defined for purposes of this subsection as a condition that renders Executive eligible to commence disability benefits pursuant to the policy provided pursuant to Section 3.8. Hence, neither party can claim Executive is disabled for any purpose unless the condition renders Executive eligible to commence disability benefits. The parties agree that due to the importance of Executive's position with the Company, either an indefinite leave or a leave of absence in excess of 90 days within a twelve month period would cause an undue hardship to the Company and would not constitute a reasonable accommodation. Nothing in this
Section 4.3 is intended to violate any federal or state law regarding medical leave. Upon such a termination, all vested stock options granted pursuant to
Section 3.2 shall be exercisable for three years after the date of termination of employment.

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1 As used in this Agreement, "material" shall be given a reasonable interpretation.

2 The parties intend the gross dereliction of duty standard to be a high one.

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         4.4 Voluntary Termination by Executive. Executive may terminate his employment with the Company at any time by giving the Company written notice of such termination, to be effective thirty (30) days following the giving of such written notice. The Company, at its election, may or may not require Executive to continue to perform his duties hereunder for all or some of such thirty (30) day notice period.

         4.5 Termination by Executive for Good Reason. Executive may terminate his employment with the Company for Good Reason (as defined below) by giving the Board of Directors thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination.

         For the purposes of this Agreement, "Good Reason" shall mean, without Executive's express consent, the occurrence of any one or more of the following:
(i) the assignment of Executive to duties or title substantially inconsistent with his position as CEO (not including a failure to be elected to the Board of Directors by the shareholders after nomination by the Board of Directors); (ii) a reduction by the Company in Executive's Base Salary; or (iii) a reduction in Executive's target bonus opportunity, benefits or perquisites, other than a reduction applicable to all senior executives of the Company; (iv) the Company's relocation of its headquarters more than 50 miles away from its current location, and requirement that Executive relocate to the new headquarters; (v) the decision by the Company not to renew the Term of the Agreement set forth at
Section 2; or (vii) a material breach by the Company of this Agreement or the Nonstatutory Stock Option Agreement. No event shall constitute "Good Reason" unless the Executive shall have notified the Company as set forth above of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Executive. Moreover, unless Executive shall have notified the Company of the conduct allegedly constituting Good Reason within six months of the first occurrence of such conduct, then Executive shall have waived his right to claim that such conduct constitutes "Good Reason" under this Agreement.

         In the event that there is a Change of Control of the Company, for a window of time from the conclusion of six months following the Change of Control until the end of twelve months following the Change of Control, Executive may terminate his employment for Good Reason without making any showing beyond Change of Control. Such Good Reason related to the Change of Control shall expire twelve months after each such Change of Control. For the purpose of this Agreement, Change of Control shall mean any event whereby any person or entity, including any "person" as such term is used in Section 13(d)(3) of the Exchange Act, becomes the "beneficial owner," as defined in the Exchange Act, of Common Stock representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company.

         4.6 Termination by Mutual Agreement of the Parties. Executive's employment pursuant to this Agreement may be terminated immediately at any time upon a mutual agreement in writing of the parties.

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5.       SEVERANCE.

         5.1 Upon termination of Executive's employment under this Agreement by the Company without Cause (as defined hereunder) or by Executive for Good Reason, then, in lieu of any further or other payments, if the termination occurs during the Initial Term, the Company shall pay to the Executive (a) his Base Salary accrued through the date of termination and any unreimbursed business expenses submitted in accordance with Company policy (collectively, the "Accrued Obligations"), and (b) severance equal to his monthly Base Salary (determined without regard for any reduction constituting Good Reason) for twelve months, and Executive's First Year Bonus Payment. During any Renewal Term, upon Executive's termination by the Company without Cause or by Executive for Good Reason, then, in lieu of any further or other payments, the Company shall pay to the Executive (x) his Accrued Obligations, (y) if and only if targets are satisfied at the end of the applicable fiscal year, a pro rata bonus related to such year payable at such time as bonuses are paid to senior executives, and (z) severance equal to his then current monthly Base Salary (determined without regard for any reduction constituting Good Reason) for twelve months. Additionally, upon a termination of Executive's employment under this Agreement by the Company without Cause or by Executive for Good Reason at any time (i) the Company shall pay Executive's COBRA premiums during the period in which he is entitled to severance payments (ii) Executive's stock option granted pursuant to Section 3.2 of this Agreement shall continue to vest as if Executive had remained employed during the period in which Executive is entitled to receive severance pay pursuant to this Section 5.1, and (iii) Executive's stock option granted pursuant to Section 3.2 of this Agreement shall be exercisable for fifteen months after the date of termination of employment as to the shares vested on or before such date of termination and for fifteen months after the date of vesting as to shares vesting after the date of termination. Any severance payment shall be made according to the Company's normal payroll process spread out equally over the severance period. Violation of this Agreement, the Business Protection Agreement (as contemplated by Section 7 below) and/or failure to sign the Release and Waiver Agreement shall immediately relieve the Company from its payment obligation under this Section 5.1(b), 5.1(y) and 5.1(z) and entitle it to recover any amounts paid under Section 5.1(b), 5.1(y) and 5.1(z).


         The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.1 by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.

         5.2 If the Company terminates the Executive's employment for Cause, due to Executive's death or disability, or if the Executive terminates his employment without Good Reason, then the Company shall have no payment obligations to Executive besides paying the Accrued Obligations and all further stock option vesting shall cease as of the date of termination.

6.       RETURN OF DOCUMENTS.

         Executive understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to him by the Company or used on Company's behalf, or generated or obtained during the course of his employment shall remain the property of Company. Upon termination of this Agreement or at any other time upon the Company's request, Executive agrees to return all documents and property belonging to the

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Company in his possession including, but not limited to, customer lists, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, information reasonably deemed confidential by the Company (including, without limitation, information subject to the confidentiality and trade secret provisions of the Business Protection Agreement, books, notes and all copies thereof, whether in written, electronic or other form. In addition, Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company is in his possession, remain under his control, or have been transferred to any third person.

7.       NON-COMPETITION, CONFIDENTIALITY, NON-SOLICITATION.

         By virtue of his employment, Executive will have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. Executive hereby agrees to execute the Business Protection Agreement attached as Exhibit B hereto at the same time as his execution of this Agreement, which shall be effective on the Commencement Date. Executive understands that his execution of the attached Business Protection Agreement is an important part of this Agreement. Executive agrees that this Business Protection Agreement shall remain in full force and effect after the expiration of the Term of this Agreement and after the termination of his employment without regard to the circumstances of such termination.

8.       NOTIFICATION TO NEW COMPANY

         If Executive leaves the employ of the Company, Executive consents to the Company's notification to any new Company of Executive's rights and obligation under this Agreement.

9.       RELEASE OF CLAIMS

         As a precondition to receipt of the severance provided in Section 5 of this Agreement, Executive acknowledges and understands that he must sign a Waiver and Release of Claims Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit C. Executive understands that he will not be entitled to receive any severance payments under this Agreement until he executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

10.      TRANSITIONAL ASSISTANCE

         During the severance period while Executive is receiving severance payments from the Company, or for ninety (90) days following a voluntary termination by Executive of his employment without Good Reason, the Employee agrees to provide the Company with any reasonable assistance requested by the Company without the necessity of any additional payment to Employee other than payment of Executive's reasonable out-of-pocket expenses.

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11.      ASSIGNMENT

         This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive. The Company shall be entitled to assign this Agreement to any other person or entity.

12.      SEVERABILITY

         Should any term, provision, covenant or condition of this Agreement be held to be void or invalid, the same shall not affect any other term, provision, covenant or condition of this Agreement, but such remainder shall continue in full force and effect as though each such voided term, provision, covenant or condition is not contained herein.

13.      GOVERNING LAW AND SUBMISSION TO JURISDICTION

         This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and to be carried out in Washington. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Clark County or King County, Washington in any action or proceeding arising out of or relating to this Agreement and further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner so provided by law.

14.      BINDING AGREEMENT

         This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors, and assigns.

15.      CAPTIONS

         The Section captions herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

16.      ENTIRE AGREEMENT

         This Agreement, the Nonstatutory Stock Option Agreement attached as Exhibit A and the Business Protection Agreement attached as Exhibit B contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, between the Executive and the Company. Any such prior agreements are hereby terminated and of no further effect. No modification of this Agreement shall be valid unless authorized by the Board of Directors of the Company and set forth in a writing executed by Executive and the Chairman of the Company's Board of Directors. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

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17.      NOTICE

         All notices under this Agreement shall occur upon receipt in writing (including, without limitation, telegraphic, telex, telecopy, or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

         If to the Company:          The Nautilus Group, Inc.
                                     1400 N.E. 136th Avenue
                                     Vancouver, WA 98684
                                     Attn: Chairman of the Board of Directors

With a copy or copies to such other persons as the Board may designate to Executive in writing from time to time.

         If to the Executive:        Gregg Hammann
                                     [at his last designated home address]

18.      ATTORNEY'S FEES

         In the event that any party shall bring an action, arbitration or proceeding in connection with the performance, breach or interpretation of this Agreement, then the prevailing party in such action, arbitration or proceeding as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party all reasonable costs and expenses of such action, arbitration or proceeding, including reasonable attorneys' fees, court costs, costs of investigation, expert witness fees and other costs reasonably related to such proceedings.

19.      ACKNOWLEDGMENT

         The Executive acknowledges that he has read this Agreement, he understands that the Company has been represented by Garvey, Schubert Barer in this matter, he has been encouraged to consult with an attorney representing him regarding the terms and conditions hereof, and has done so, and that he accepts and signs this Agreement as his own free act and in full understanding of its present and future legal effect.

20.      INDEMNIFICATION

         The Company shall indemnify Executive and hold him harmless to the maximum extent permitted under the articles of incorporation and by-laws of the Company and applicable law, and shall provide for directors and officers liability insurance to the same extent as provided to officers of the Company and members of the Board of Directors.

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21.      INCONSISTENCY

         This Agreement and the Nonstatutory Stock Option Agreement shall govern any inconsistency between those agreements and any plan, program, policy, practice or other agreement (collectively, "Plans") by or with the Company in existence on the date of this Agreement or as any such Plan may be adopted, amended or terminated thereafter.

         IN WITNESS WHEREOF, this Agreement is executed as of the day and year above written.

"COMPANY"                          "EXECUTIVE"

The Nautilus Group, Inc.           By: Gregg Hammann

By: /s/ Brian R. Cook              By: /s/ Gregg Hammann
    --------------------               ---------------------
    Brian R. Cook                      Gregg Hammann
















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                        EXHIBIT A TO EMPLOYMENT AGREEMENT
                            THE NAUTILUS GROUP, INC.
                       NONSTATUTORY STOCK OPTION AGREEMENT


         The Nautilus Group, Inc. (the "Company") has granted to GREGG HAMMANN (the "Optionee"), an option to purchase a total of 850,000 shares of Common Stock, at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the 1995 Stock Option Plan (the "Plan") adopted by the Company which is incorporated herein by reference. The Terms defined in the Plan shall have the same defined meanings herein.

1. Nature of the Option. This Option is a nonstatutory stock option and is not intended to qualify for a special tax benefit to the Optionee.

2. Exercise Price. The exercise price is $8.39 U.S. for each share of Common Stock.

3. Exercise of Option. The Option shall be exercisable during its term in accordance with the provisions of the Plan as follows:

         (i) Right to Exercise.

                  (a) This Option shall be exercisable as provided in Section 8 below.

                  (b) This Option may not be exercised for a fraction of a
                      share.


         (ii) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the Optionee's investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary or Assistant Secretary of the Company. The written notice shall be accompanied by payment of the exercise price as provided in Section 5 below.

         No shares will be issued pursuant to the exercise of an Option, unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed.

4. Optionee's Representations. In the event the Shares purchasable pursuant to the exercise of the Option have not been registered under the Securities Action of 1933, as amended, at the time this Option is exercised, Optionee shall, concurrently with the exercise of all or any portion of this Option, deliver to the Company the Optionee's Investment Representation Statement in such form as may be required in the opinion of the Company's legal counsel to comply with applicable state and federal securities laws.

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5. Method of Payment. Payment of the exercise price shall be in cash. Any Common
Stock delivered in full or partial payment for the exercise price shall be valued at the fair market value thereof the day of exercise. If the value of the Common Stock delivered in payment of the exercise price exceeds the exercise price, no fractional shares will be issued and Optionee will receive cash in the amount of such excess.

6. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, or the rules, regulations or listing requirements of any stock exchange upon which the shares are listed or included.

7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of the descent or distribution or pursuant to a qualified domestic relations order as defined by Section 414(p) of the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, and may be exercised during the lifetime of Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8. Term of Option. The term of this Option shall be as follows:

         (i) Vesting Period of Option. This option shall become exercisable as to twenty (20%) of the total shares covered hereby at the end of the 12-month period of Optionee's continuous employment with the Company following the date of grant, and shall thereafter become exercisable as to an additional ten percent (10%) of the total shares covered hereby at the end of each subsequent six-month period of Optionee's continuous employment with the Company. In the event of the termination of the Optionee's employment with the Company, whether by dismissal, resignation, death, disability, or otherwise, all further vesting of this Option shall cease as of the effective date of such termination; provided, that in the event the Company terminates Optionee's employment without Cause or Optionee terminates his employment for Good Reason (as those terms are defined in Optionee's Employment Agreement with the Company dated July 15, 2003 (the "Employment Agreement")), this Option shall continue to vest as if Optionee had remained employed during the period in which Optionee is entitled to receive severance pay pursuant to Section 5 of the Employment Agreement.

         (ii) Exercisable Period. This Option may not be exercised more than ten
(10) years from the date of grant of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option. In the event the Company terminates Optionee's employment without Cause or Optionee terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), this Option shall remain exercisable for a period of fifteen (15) months after the date of termination of employment as to the shares vested on or before such date of termination and for fifteen months after the date of vesting as to shares vesting after the date of termination. In the event of Optionee's resignation other than for Good

Reason (as such term is defined in the Employment Agreement) after giving the Company at least thirty (30) days' advance written notice, this Option shall remain exercisable as to the vested shares for a period of ninety (90) days from the effective date of such termination. In the event of termination of Optionee's employment with the Company by reason of death or disability, this Option shall remain exercisable as to the vested shares for a period of three
(3) years from the effective date of such termination. In the event Optionee's employment with the Company is terminated for Cause ( as such term is defined in the Employment Agreement) or if Optionee voluntarily terminates his employment without giving the Company at least thirty (30) day's advance written notice, this Option shall not be exercisable after the effective date of such termination.

9. Taxation Upon Exercise of Option. Optionee understands that pursuant to certain provisions of the Internal Revenue Code of 1986, as amended, upon exercise of this Option, Optionee may recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares of the exercise price. The Company will be required to withhold tax from Optionee's current compensation with respect to such income; to the extent that Optionee's current compensation is insufficient to satisfy the withholding tax liability, the Company may require the Optionee to make a cash payment to cover such liability as a condition of exercise of this Option.


DATE OF GRANT: 7-15-03.

                                                   THE NAUTILUS GROUP, INC.



                                               By: /s/ Brian R. Cook
                                                   ---------------------------
                                                   SIGNATURE

                                                   Brian R. Cook
                                                   ---------------------------
                                                   PRINT NAME
                                                   Its: Chairman
                                                        ----------------------


         Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that Optionee is familiar with the terms and provisions thereof.

Dated: July 2, 2003

                                                   /s/ Gregg Hammann
                                                   ---------------------------
                                                   (Optionee)
                                                   Gregg Hammann
                                                   ---------------------------
                                                   Print Name

                        EXHIBIT B TO EMPLOYMENT AGREEMENT

                          BUSINESS PROTECTION AGREEMENT

In consideration of an offer of employment by The Nautilus Group, Inc., a Washington corporation ("Company") and/or as a condition of continued employment by Company, Gregg Hammann, ("Executive") an individual resident of Clark County, agrees to enter into this business protection agreement ("Agreement") as follows:

1. WORK FOR HIRE, INVENTIONS AND ASSIGNMENT.

         1.1 Work for Hire/Assignment of Inventions. Executive agrees that all creative work, whether tangible or intangible, including without limitation designs, drawings, specifications, techniques, models, processes and software, prepared or originated by Executive during or within the scope of his or her employment by Company (collectively "Work"), whether or not subject to protection under federal copyright or other law constitutes Work Made for Hire, all rights to which are owned by Company. Executive further agrees that any and all ideas, inventions, discoveries, improvements, whether or not patentable, created during or within the scope of his or her employment by Company (collectively "Inventions") shall be owned by Company and hereby assigns to Company all right, title and interest, whether by way of copyright, patent, trade secret or otherwise, in such Work and Inventions. Executive represents and warrants to Company that all Work and Inventions are original, that he or she has not copied any Work or Inventions from another's work, and that the Work and/or Inventions do not infringe the rights of any third party.

         1.2 List of Inventions. Executive warrants that any invention(s) that Executive created, alone or with others, before beginning work for Company, and that Executive has rights in are listed on the attached Exhibit A ("Prior Inventions"). Executive acknowledges and agrees that Company would not employ Executive if Company did not believe all information provided by Executive to Company, including without limitation the information listed on Exhibit A, to be true, accurate and complete. If Executive does not list any inventions on Exhibit A, Executive's signature on this Agreement acknowledges that Executive does not claim any Prior Inventions. In the event that Executive fails to include a Prior Invention on Exhibit A, Executive hereby grants to Company a perpetual, royalty-free, irrevocable, world-wide license to make, have made, use, modify, sell and otherwise exploit such invention(s) at Company's discretion for use in Company's business, and to license such rights to third parties.

         1.3 Exceptions. Section 1.1 does not apply to any invention, discovery or improvement that Executive developed or develops during the period of time he or she is employed by Company if such invention, discovery or improvement is developed by Executive entirely on his or her own time without using Company's equipment, supplies, facilities, or trade secret information, except for those inventions that either (a) related at the time of conception or reduction to practice to Company's business, or to actual or demonstrably anticipated research or development of Company, or (b) result from any work performed by Executive for Company.

2. PERFECTION OF RIGHTS, TITLE AND INTEREST. Executive agrees, without further consideration, to perform, at the request and expense of Company, all lawful acts and execute, acknowledge and deliver all instruments deemed necessary or desirable by Company to vest in Company the entire right, title and interest in works to which the Company has rights, including without limitation all Work and Inventions, and to enable Company to properly prepare, file and prosecute applications for and obtain and defend patents, copyrights and other rights in the United States and foreign countries, as well as reissues, renewals and extensions of such rights, and to obtain and record title to such applications, so that Company shall be the sole and absolute owner thereof in any and all countries in which it may desire protection.

3. CONFIDENTIAL INFORMATION.

         3.1 Definition. During the course of his or her employment by Company, Executive may have access to Company's Confidential Information, as defined below. Executive understands that the ownership and confidential status of the Confidential Information is highly important to Company, and that Company has a vital and substantial interest in (a) maintaining the confidentiality of its Confidential Information, (b) maintaining a stable work force, (c) continuing its relationships with its Business Contacts, as defined below, (d) remaining in business and (e) avoiding or minimizing any disruption of, damage or impairment to, or interference with its business. For purposes of this Agreement, "Confidential Information" shall include all information that (i) is treated by Company as confidential or proprietary; (ii) would reasonably be viewed as confidential; (iii) would reasonably be viewed as having value to a competitor of Company; or (iv) Company is under an obligation to a third party to keep confidential. Consistent with this definition, Confidential Information shall include:

                  confidential, nonpublic or proprietary information concerning Company's business, customers, employees, vendors, products and services, including without limitation information concerning Company's financial affairs; methods of conducting or obtaining business; marketing plans or strategies; current or future business opportunities; current or future products; technology; licenses; software or other programs (including source code); customer or contact lists; relationships with third party companies; actual or prospective (to be "prospective," there have been business discussions with such persons during the twelve months prior to termination of Executive's employment with the Company and are known to Executive) clients, customers, business partners, or investors (collectively "Business Contacts"); contract terms; reports; legal affairs; ideas; inventions; methods; processes; research; development; operations; systems; algorithms; improvements; know-how or any other information disclosed by Company or a third party under Company's authority or discovered by Executive in connection with any such disclosure, including without limitation all such information disclosed in writing, or other fixed media or disclosed in any other manner, including without limitation oral, visual, or electronic disclosure.

                  "Confidential Information" does not include information that is generally known to the public or is disclosed to Executive by Company without restriction.

         3.2 Ownership. Executive acknowledges that all Confidential Information is the valuable and confidential property of Company. Executive acknowledges and agrees that all Confidential Information is, and shall continue to be, the exclusive and permanent property of Company, whether or not prepared in whole or in part by Executive, and whether or not disclosed or entrusted to Executive in connection with his or her employment by Company.

         3.3 Restrictions on Disclosure and Use of Confidential Information. Executive agrees to hold all Confidential Information in a fiduciary capacity, to exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure, and to take all steps reasonably necessary to maintain the confidentiality of the Confidential Information. Executive shall not, without the prior written permission of Company, directly or indirectly, either during the term of his or her employment (except as required in the normal course of the performance of his or her duties, and only for the sole benefit of Company), or at any time after his or her employment is terminated for any reason:

                  3.3.1. Disclose to any person, corporation or other entity or use in his or her own or in any other person's business, any Confidential Information;

                  3.3.2. Remove any Confidential Information from Company's premises without the prior written permission of Company; or

                  3.3.3. Take advantage of any business opportunity obtained on the basis of Confidential Information known to Executive in the course of his employment by Company.

                  Executive acknowledges and agrees that the restrictions contained in this Agreement on the use and disclosure of Confidential Information are in addition to any other restrictions that may apply under contract, statute or common law including, without limitation, trade secret, copyright, and patent.

         3.4 Disclosures to Governmental Entities. If Executive becomes legally obligated to disclose Confidential Information to any governmental entity with jurisdiction over Executive, Executive will give Company prompt written notice of such obligation, sufficient to allow Company to obtain a protective order or other appropriate remedy. Executive agrees to disclose only such information as Executive is legally required to disclose, and to use his or her reasonable best efforts to obtain confidential treatment for any Confidential Information he or she is required to disclose.

         3.5 Trade Secret. Executive agrees that all Confidential Information constitutes the valuable trade secret property of the Company; that Company has taken steps that are reasonable under the circumstances to maintain the confidentiality of such information; and that such information derives independent economic value from not generally being known to and by not readily being ascertainable by others. Executive further agrees that if, for any reason, a court or other body with jurisdiction to determine the trade secret status of the Confidential Information declares that any portion of the Confidential Information is not subject to protection as a trade secret, such information shall nevertheless remain subject to the limitations on use and disclosure of Confidential Information contained in this Agreement.

         3.6 No License. Executive understands that, during employment by Company, Executive may have access to information that does not meet the definition of Confidential Information, but is nevertheless protected from unauthorized use by copyright, patent, and other laws. Executive acknowledges that the fact that any such information is not Confidential Information as defined herein does not give Executive any right or license to use such information or limit the other protections available to the Company for such information under contract, statute or common law.

4. PROTECTION OF THIRD PARTY INFORMATION. Executive understands that he/she may have access to information submitted by or relating to third parties, including individuals, that may be protected from use, disclosure, and/or infringement by laws and regulations governing such information including copyright laws, trade secret laws and other laws and regulations and by contract with third parties. Executive shall strictly safeguard and maintain the security and privacy of any such protected information and shall adhere to any policies and procedures with respect to the safeguarding of such information as from time to time directed by the Company. Executive further understands failure to comply with these requirements may subject the Company and the Executive to liability and may be grounds for discharge.

5. SCOPE OF COMPANY PROTECTION. Company is or expects to be a multi-national concern that conducts business throughout the world. In employment with the Company Executive has performed and/or will perform services in more than one city, county, state or country, and has gained and/or will gain access to Confidential Information that pertains not only to the specific area in which Executive lives and/or works but also to other cities, counties, states and countries in which Company does business. The parties acknowledge that due to the character of Company's business, a geographic restriction on this Agreement would not adequately protect Company's legitimate business interests. The protections stated herein are intended to protect Company to the fullest extent possible in all of the cities, counties, states, and countries in which Company does business or contemplates doing business.

6. ADDITIONAL PROTECTIONS. Executive acknowledges that his or her position with Company is such that he or she has had and/or will have access to important and sensitive information that is unique to the Company regarding the Company's business, including without limitation its strategies for designing and delivering services and/or goods, identifying markets for services and/or goods, developing and introducing services and/or goods, selecting business partners and third party products, targeting and exploiting business opportunities and pricing services and/or goods. Executive acknowledges that all such information is critical to Company's success and/or to the success of Company's affiliates, parents, partners and subsidiaries (collectively, "Company Group"), constitutes Confidential Information and/or trade secret information, and gives Company an advantage over its competitors. Executive understands that such information would be extremely valuable to a competitor of Company Group, since it would permit the competitor to anticipate and potentially pre-empt Company Group's future business plans and that such disclosure would seriously damage Company Group's business.

7. DISCLOSURE OF PRIOR RESTRICTIONS. Company is not employing Executive to obtain any information that is the property of any previous employers or any other person or entity. Executive represents and warrants that he or she is not currently subject to any restriction that would prevent or limit Executive from carrying out his or her duties for Company. Executive agrees not to take any action on behalf of Company that would violate a prior restriction or agreement to which Executive is subject, to notify Company immediately if any such restriction or situation should arise, and to fulfill all obligations to present or former employers and others during his or her service to Company.

8. RETURN OF COMPANY PROPERTY. Upon termination of employment, or upon demand by Company, Executive agrees to promptly return to Company all Confidential Information, including all tangible and intangible work product containing or reflecting Confidential Information or any part thereof, and all other Company property in Executive's possession or control, including but not limited to: all papers, records, memoranda, notes, or other documents of any kind; all video and audio tapes; all computer software or hardware in any form, all computer tapes, disks and other magnetic media; any and all copies of any of the above; all equipment; all credit cards; all keys; and any other property or Confidential Information that belongs to Company, whether or not generated by Company. Executive understands and agrees that his or her obligations under this Agreement shall survive the termination of his or her employment, and shall inure to the benefit of any successor of Company.

9. NON-COMPETITION. Executive acknowledges that Company is engaged in a highly competitive business and that by virtue of his position with Company, Executive will perform services that are of a competitive value to Company and which, if used in competition with Company, could cause it serious harm. Accordingly, Executive agrees as follows: during the term of his employment by Company, and for one (1) years after termination, Executive shall not directly or indirectly own, operate, provide financial, technical or other assistance or services to, or be connected with as stockholder (other than as an owner of less than 5% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) any organization or entity which designs, manufactures or distributes exercise or fitness equipment.

10. NON-SOLICITATION OF EMPLOYEES/CONTRACTORS.

         10.1 Unless Executive receives the prior express written consent of Company, Executive shall not, during employment, or for one (1) year after termination of employment, induce or solicit, or attempt to induce or solicit, directly or indirectly, any person who is in the employment of, or is providing services to, Company, to leave or terminate such employment or business relationship.

         10.2 If Executive violates Section 10.1 above, then at the sole election of Company, Company shall be entitled to seek and obtain an injunction in addition to any other remedies available under this Agreement or by law.

11. NON-INTERFERENCE WITH BUSINESS CONTACTS. Unless Executive receives the prior, express, written consent of Company, Executive shall not, during employment, or for one (1) year after the termination of employment, solicit or entice any Business Contact to decrease, discontinue, terminate, cancel or revoke its relationship with Company.

12. EXTENSION OF OBLIGATIONS. The periods in which the obligations under Sections 6, 9, 10, and 11 remain in effect shall be extended day-for-day for any period in which Executive is in breach of this Agreement.

13. AT-WILL EMPLOYMENT STATUS. Executive acknowledges and agrees that Executive's employment with the Company is at-will. As a result, either Executive or Company may terminate the employment relationship at any time, with or without cause. Nothing in this Agreement shall alter the at-will nature of the employment relationship.

14. INJUNCTIVE RELIEF. Executive acknowledges that breach of Section 3, 6, 9, 10 and/or 11 of this Agreement, or of any other term or provision of this Agreement with regard to Company's ownership or confidentiality rights, would irreparably injure Company, which injury could not adequately be compensated by money damages. Accordingly, Executive agrees that Company may seek and obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, without any requirement to post bond and in addition to and not in limitation of any other legal remedies.

15. BANKRUPTCY. In the event Company becomes subject to (a) an insolvency proceeding where there is a liquidation of substantially all of Company's assets; or (b) a Chapter 7 bankruptcy liquidation, then Company agrees the provisions of Sections 6, 9, 10 and 11 shall terminate upon such liquidation.

16. GOVERNING LAW, JURISDICTION, AND ATTORNEYS' FEES. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington, without giving effect to its choice of law provisions. Executive agrees that the exclusive jurisdiction and venue for any dispute arising out of this Agreement shall be the state courts located in Clark County and/or King County, Washington or the federal district court for the Western District of Washington in Seattle, and Executive further consents to the jurisdiction of such courts; provided that Company may seek injunctive relief in another venue when Company believes such relief may not be effective unless obtained in such other venue. In any action to enforce this Agreement, including, as applicable, gaining injunctive relief, the prevailing party shall be entitled to recover, in addition to all other relief, its reasonable attorneys' fees, costs and expenses incurred in such enforcement action.

17. SEVERABILITY. If any provision of this Agreement or portion thereof shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions and all other portions thereof shall remain in full force and effect.

18. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding with respect to its subject matter and supersedes all previous agreements to which Executive is a party regarding its subject matter. No provision of this Agreement shall be deemed waived, amended, or modified by either party unless such waiver, amendment, or modification is in writing and signed by the party against whom it is sought to be enforced. Executive hereby agrees that all Confidential Information disclosed or learned, and all Work and/or Inventions created, produced or developed, prior to the date of this Agreement shall be subject to the provisions contained herein.

                               NOTICE TO EXECUTIVE

This Agreement may require the transfer to Company of certain inventions and may restrict your ability to perform services in the future. You may wish to consult your legal counsel for advice concerning your rights and obligations. By executing this Agreement, Executive and Company agree to be bound its terms.

EXECUTIVE                        THE NAUTILUS GROUP, INC.

Signature: /s/ Gregg Hammann     By: /s/ Brian R. Cook
          -------------------       ----------------------------------
Print name: Gregg Hammann        Printed name and title: Brian R. Cook, Chairman
           ------------------                           ------------------------
Date: 7/2/03                     Date: 7/8/03
     ------------------------         --------------------------------

                   EXHIBIT 1 TO BUSINESS PROTECTION AGREEMENT

                      LIST OF EMPLOYEE'S PRIOR INVENTIONS.

List all Inventions created prior to work with Company:

                        EXHIBIT C TO EMPLOYMENT AGREEMENT

               CONFIDENTIAL WAIVER AND RELEASE OF CLAIMS AGREEMENT

         This Waiver and Release of Claims Agreement and Release (herein "Agreement") dated this 2nd day of July, 2003, is entered into by and between Employer ("The Nautilus Group, Inc." or "We") and Gregg Hammann (herein "Hammann" or "You/Your").

         NOW, THEREFORE, in consideration of the mutual promises and undertakings herein, the parties agree as follows:

AGREEMENTS

19. SEPARATION OF EMPLOYMENT. We and you agree that your employment with the Company is terminated as of _______________ ("date of separation").

20. COMPENSATION. You have been paid all wages and other amounts owed to you through the date of termination. In addition, you will receive severance and other benefits as set forth in your Employment Agreement. You expressly acknowledge and agree that no further payments or monies are owing from us to you relating in any way to your employment/termination or otherwise under the terms of this Agreement or your Employment Agreement. You also acknowledge that absent execution of this Waiver and Release of Claims Agreement you have no right to severance pay.

21.      RELEASE.

                  (a) In exchange for severance, you, on your own behalf, as well as on behalf of your marital community and your heirs, executors, administrators and assigns, hereby release in full and forever discharge, acquit and hold harmless The Nautilus Group, Inc. and any parent, subsidiary or otherwise affiliated corporation, partnership or other business enterprise, and all of its or their past or current affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, investors, representatives, agents, attorneys and employees (herein collectively referred to as "Associated Persons") from any and all claims, causes of action, demands, suits, liabilities, damages, expenses and obligations of every nature, character or kind, (collectively "Claims"), whether known or unknown, suspected or unsuspected, matured or contingent, existing or hereafter discovered, including, but not limited to, any Claims which in any manner or fashion arise from or relate to your employment with us, any contractual agreements between us, or your separation from Employment with us. You understand that this release specifically refers to and includes any Claims arising under the Federal Age Discrimination in Employment Act and any applicable provisions of state or local law, as well as any other Claims arising under any federal, state, local or provincial law, regulation, ordinance or order or otherwise. You further understand that this release specifically refers to and includes any damages or other personal remedies that you could obtain as a result of prevailing on a claim or charge filed with the EEOC or any other administrative agency.

                  (b) Through this release you are fully, finally, and for all times settling and releasing all disputes and differences within the scope of matters known or unknown, suspected or unsuspected, which now exist, may exist or have existed between you and us or Associated Persons. In furtherance of this intention, this release shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different Claim or fact. The provisions of any law, regulation, statue or ordinance providing in substance that releases shall not extend to Claims, damages or injuries which are unknown or unsuspected to exist at the time of the person executing the release are hereby expressly waived by you.

22. STRICT CONFIDENTIALITY. You agree to keep the terms and conditions of this Agreement, including any payments made hereunder, strictly confidential. You further agree not to disclose such terms or conditions in any manner whatsoever, unless required by law; provided that you may share the provisions with your spouse, attorneys, mental health counselor and tax advisors. In such cases you shall take reasonable precaution to ensure that such information will be protected within the spirit of this Agreement and agree to be personally responsible for any disclosure as if you had made it.

23. NONADMISSION OF LIABILITY. You expressly agree and acknowledge that this Agreement in no way constitutes an admission of liability on our part, including Associated Persons, and this Agreement does not constitute the admission of any fact from which liability to us, including Associated Persons, can be attributed now or at any time in the future.

24. PROMISE NOT TO SUE. You represent that you have not filed any complaints, charges, or lawsuits against us, including Associated Persons, and agree that you will not do so at any time hereafter for Claims released herein, except as may be necessary to enforce your rights pursuant to this Agreement.

25. NON-DISPARAGEMENT. Except as required by law, you agree not to make public disparaging or negative remarks about The Nautilus Group, Inc. and Associated Persons. Except as required by law, the officers and executives of the Company shall not make public disparaging or negative remarks about you.

26. REPRESENTATIONS. You acknowledge that no other party or person, nor any agent or attorney of any party or person, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce you to execute this instrument, and you acknowledge that this Agreement has not been executed in reliance on any such promise, representation or warranty not contained herein.

27. ENFORCEABILITY OF PRIOR AGREEMENTS. You acknowledge and agree that any previous agreement, including the Business Protection Agreement, you have signed relating to noncompetition, confidential information and materials, assignment of rights, and nonsolicitation, will continue in full force and effect in accordance with the terms of any such agreement.

28. ENTIRE AGREEMENT. This Agreement, your Employment Agreement, the Business Protection Agreement and your Nonstatutory Stock Option Agreement express the full and complete agreement between us and you regarding the subject matters hereof. The terms of those Agreements are contractual, and not a mere recital of promises. The promises are mutually beneficial. There is no understanding or agreement to make any payment or perform any act other than what is provided for in those Agreements. Any modification of this Agreement shall not be effective unless it is in writing signed by all parties to this Agreement.

29. VOLUNTARY AGREEMENT. We have encouraged you to consult with an attorney before signing this Agreement. We and you acknowledge that you may consider this Agreement for a period of up to twenty-one (21) days before signing it and that you may revoke this Agreement within seven (7) days after all parties have signed it. Only after the seven-day period has passed will this Agreement become effective and binding on the parties. You acknowledge that you have read this entire Agreement, have had the opportunity to consult with your attorney and secure advice with regard thereto, and endorsed your name hereon with the full and complete understanding of the terms of this Agreement and its present and future legal effect.

30. BREACH OF AGREEMENT. In the event there is a breach of this Agreement or non-compliance with a term contained herein, the non-prevailing party shall be responsible for the payment of any and all reasonable attorneys' fees, expenses and costs incurred by the other party in enforcing this Agreement, including reasonable attorneys' fees and costs at all levels of proceedings.

31. GOVERNING LAW AND SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and to be carried out in Washington. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Clark County or King County, Washington in any action or proceeding arising out of or relating to this Agreement and further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner so provided by law.

         IN WITNESS WHEREOF, the parties have executed this Agreement voluntarily and free of all duress or any other encumbrance as of the date and year set forth above.

                                        THE NAUTILUS GROUP
By:                                     By:
   -------------------------------         ----------------------------
Its:                                    Its:
    ------------------------------          --------------------------



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

                                   ADDENDUM A
             TO EXECUTIVE EMPLOYMENT AGREEMENT, DATED JULY 2, 2003,
                                 BY AND BETWEEN
                   THE NAUTILUS GROUP, INC. AND GREGG HAMMANN

         The Company shall enter into an agreement with a relocation services provider ("Relocation Service") on the following terms:

         a) The Relocation Service shall immediately provide Executive with a list of appraisers doing business in the area of Executive's residence in Marin County, California. Executive shall select two appraisers from this list and these appraisers shall prepare a written appraisal of Executive's residence. If the lower of the two appraisals is more than 5% less than the higher appraisal, the Relocation Service shall select a third appraiser and obtain a third written appraisal.

         b) Upon receipt of the two or three appraisals as described in the preceding paragraph, the Relocation Service shall promptly deliver a written offer to purchase Executive's residence at a price equal to Fair Market Value. If two appraisals are obtained, as provided in the preceding paragraph, Fair Market Value shall be the greater of (i) the average of the two appraisals, and
(ii) Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000). If three appraisals are obtained, Fair Market Value shall be the greater of (i) the average of the two highest appraisals, and (ii) Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000). However, if the average of the appraisals is less than Two Million Five Hundred Thousand Dollars ($2,500,000), no offer shall be delivered until the parties have reached further agreement concerning the determination of Fair Market Value. Following the receipt of a purchase offer from the Relocation Service, Executive shall have a period of sixty (60) days to consider and accept the purchase offer. If Executive rejects the offer, neither the Company nor the Relocation Service shall have any further obligation to purchase or offer to purchase Executive's residence. If Executive accepts the offer, the purchase and sale of the residence shall be completed in accordance with a purchase agreement entered into between Executive and the Relocation Service.

         c) In the event that (i) the purchase price paid to Executive by the Relocation Service is greater than the highest appraisal obtained in accordance with paragraph (a) above, and (ii) prior to the second anniversary of the Commencement Date, the Company terminates Executive's employment for Cause or Executive voluntarily terminates his employment without Good Reason, then in such event Executive shall be obligated to promptly make payment to the Company in the amount of any Shortfall. Shortfall shall be defined as the lesser of (i) the amount by which the purchase price paid to Executive exceeds the highest appraisal obtained in accordance with paragraph (a), and (ii) the amount by which the purchase price paid to Executive exceeds the price at which the residence is sold by the Relocation Service or the Company. In the event the price at which the residence is sold by the Relocation Service or the Company exceeds the price paid to Executive, there shall be no Shortfall and Executive shall have no payment obligation.


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